QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.15

RESTRICTED UNIT AGREEMENT

        This Restricted Unit Agreement (this "Agreement") is made as of this 5th day of August, 2004 (the "Effective Date") between New Refco Group Ltd., LLC, a Delaware limited liability company (the "Company"), and the undersigned employee (the "Employee"). Certain capitalized terms used herein are defined in Section 7 hereof.

        WHEREAS, the Company believes it to be in the best interests of the Company and its unitholders to take action to promote work-force stability, to reward performance and otherwise align interests of key management employees with those of the Company;

        WHEREAS, accordingly the Company has determined to issue restricted units in accordance with the provisions of this Agreement; and

        WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Issuance of Employee Units.

        (a)   Upon execution of this Agreement, the Company will issue to the Employee that number of Class B Common Units of the Company (the "Class B Common Units") set forth below such Employee's name on the signature page attached hereto. All of such Class B Common Units issued to the Employee hereby are referred to herein as "Employee Units." To secure the Company's rights under the Repurchase Option in Section 3, the Company will retain possession of the certificates representing the Employee Units and will provide the Employee with copies thereof.(1)

(1)
The IRS has published guidance to the effect that if the Company and the Employee treat the Employee as the owner of the Employee Units from the Effective Date and the Employee takes into account his distributive share of Company items in computing his income tax liability, it is not necessary, given that the Class B Common Units will represent a pure profits interest in a partnership for tax purposes, for the Employee to make a Section 83(b) election with respect to his receipt of the Employee Units. Nevertheless, many recipients of these type of interests make a Section 83(b) election as a matter of practice.

        (b)   In connection with the acquisition of the Employee Units hereunder, the Employee represents and warrants to the Company that:

          (i)    the Employee Units to be acquired by the Employee pursuant to this Agreement will be acquired for the Employee's own account, for investment only and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Employee Units will not be disposed of in contravention of the Securities Act or any applicable state securities laws or this Agreement or the Securityholders' Agreement;

          (ii)   the Employee has such knowledge and experience in business and financial matters and with respect to investments in securities of privately held companies so as to enable the Employee to understand and evaluate the risks and benefits of his or her investment in the Employee Units;

          (iii)  the Employee has no need for liquidity in his or her investment in the Employee Units and is able to bear the economic risk of his or her investment in the Employee Units for an indefinite period of time and understands that the Employee Units have not been registered or qualified under the Securities Act or any applicable state securities laws, by reason of the issuance of the Employee Units in a transaction exempt from the registration and qualification requirements of the Securities Act or such state securities laws and, therefore, cannot be sold unless subsequently registered or qualified under the Securities Act or such state securities laws or an exemption from such registration or qualification is available;

          (iv)  the Employee acknowledges that he or she is aware that the Employee Units may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the current conditions for use of Rule 144 by certain holders is the availability to the public of current information about the Company. Such information is not now available, and the Company has no current plans to make such information available; and

          (v)   the Employee has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Employee Units and has had full access to or been provided with such other information concerning the Company as the Employee has requested.

        (c)   This Agreement constitutes the legal, valid and binding obligation of the Employee, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Employee is a party or any judgment, order or decree to which the Employee is subject.

        (d)   As an inducement to the Company to issue the Employee Units to the Employee and as a condition thereto, the Employee acknowledges and agrees that:

          (i)    neither the issuance of the Employee Units to the Employee nor any provision contained herein shall entitle the Employee to remain in the employment of the Company or its subsidiaries or affect the right of the Company to terminate the Employee's employment at any time for any reason; and

          (ii)   except as provided in any other agreement between the Company or any subsidiary thereof and the Employee, the Company shall have no duty or obligation to disclose to the Employee, and the Employee shall have no right to be advised of, any material information regarding the Company and its subsidiaries, if any, at any time prior to, upon or in connection with the forfeiture of the Employee Units upon the termination of the Employee's employment with the Company or a subsidiary thereof.

        (e)   In connection with the issuance and sale by the Company to the Employee of the Employee Units, the Company represents and warrants that:

          (i)    the Company is a limited liability company validly existing under the laws of the jurisdiction of its incorporation and has all requisite limited liability company power and authority to own, lease and operate the assets used in its business, to carry on its business as presently conducted, to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby;

          (ii)   the Company has taken all limited liability company action necessary to authorize its execution and delivery of this Agreement, its performance of its obligations thereunder, and its consummation of the transactions contemplated thereby; and

          (iii)  this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

2.    Vesting of Employee Units.

        (a)    General.

          (i)    Vesting.    The Employee Units granted hereunder (the "Units") will be deemed "vested" (the "Vested Units") in accordance with this Section 2. One half of the Units (the "Non Performance-Based Units") will vest 25% on each of February 28, 2005, February 28, 2006,

  February 28, 2007 and February 29, 2008, subject to the provisions of Section 2(b). The other half of the Units (the "Performance Units") will vest based upon the Company's achievement of the EBITDA targets set forth below for each of the Company's fiscal years ending February 28, 2005, February 28, 2006, February 28, 2007 and February 29, 2008 (each, a "Measurement Year"). The vesting for the Performance Units will be based on the following schedule:

EBITDA Targets
(dollars in millions)

Measurement Year	Target EBITDA	Cumulative Target EBITDA	90% of Target EBITDA	90% of Cumulative Target EBITDA	Eligible Performance Units
2005	$294.7	$294.7	$265.2	$265.2	25% of Performance Units
2006	$348.9	$643.6	$314.01	$579.2	25% of Performance Units
2007	$403.9	$1,047.5	$363.51	$942.75	25% of Performance Units
2008	$464.6	$1,512.1	$418.14	$1,360.89	25% of Performance Units

The minimum EBITDA targets set forth above shall be appropriately adjusted by the Company's Board of Managers for acquisitions and dispositions made by the Company (whether by purchase or sale of assets, merger or otherwise) and such adjustments shall take into account the pro forma annual EBITDA of any acquired business.

            (A)    Performance Based Vesting.    Following the end of each Measurement Year, on the Measurement Date, the number of Performance Units set forth above that are identified above as first being eligible to vest for that Measurement Year (the "Eligible Performance Units") shall be eligible to vest. On each Measurement Date, 50% of the Eligible Performance Units with respect to the prior Measurement Year shall become Vested Units if at least 90% of the annual EBITDA target amount was met for the prior Measurement Year. If more than 90% of the annual EBITDA target amount was met for the prior Measurement Year, then the Eligible Performance Units with respect to the prior Measurement Year shall become Vested Units on a straight line basis such that an additional 5% of Eligible Performance Units shall become Vested Units for each 1% that actual EBITDA exceeds 90% of the annual EBITDA target amount.

            (B)    Catch Up.    On the fourth Measurement Date, in addition to the vesting provided in subsection (A) above, the Eligible Performance Units for all prior Measurement Years that have not previously vested due to the Company's failure to meet any annual EBITDA target as of such date (collectively, the "Missed Performance Units") shall be eligible for "catch-up" vesting. Such "catch-up" vesting shall occur if the cumulative EBITDA target set forth above in the column for Measurement Year 2008 (which represents the cumulative EBITDA target for Measurement Years 2005 through 2008) is met; provided, that (a) at least 90% of the annual EBITDA target for Measurement Year 2008 is met and (b) the actual EBITDA for Measurement Year 2008 exceeds the actual EBITDA for Measurement Year 2007 (collectively, the "Catch-Up Targets"). If 90% of the cumulative EBITDA target for Measurement Years 2005 through 2008 is met, then 50% of the Missed Performance Units shall become Vested Units. If over 90% of the cumulative EBITDA target for Measurement Years 2005 through 2008 is met, then a number of Missed Performance Units will become Vested Units, determined on a straight line basis such that an additional 5% of the Missed Performance Units will become Vested Units for each 1% that actual cumulative EBITDA exceeds 90% of the cumulative EBITDA target for Measurement Years 2005 through 2008.

          (ii)    Change of Control.    All Non Performance-Based Units that have not previously vested will vest in full upon a Change of Control. Performance Units that have not become Vested Units will accelerate as set forth below upon a Change of Control solely if the Company (a) achieves at least 90% of the EBITDA target for the Measurement Year immediately preceding the year in which the Change of Control occurs, and (b) the actual EBITDA for the Measurement Year immediately preceding the year in which the Change of Control occurs exceeded the actual EBITDA for the preceding year. If (x) the conditions set forth in clauses (a) and (b) above are met, and (y) the Company achieved 90% of the cumulative EBITDA target for the Measurement Year completed immediately prior to the Change of Control, then 50% of the Missed Performance Units and 50% of the Performance Units that are not Eligible Performance Units shall become Vested Units. If (x) the conditions set forth in clauses (a) and (b) above are met, and (y) the Company achieved more than 90% of the cumulative EBITDA target for such immediately prior Measurement Year, then a number of Missed Performance Units and Performance Units that are not Eligible Performance Units will become Vested Units, determined on a straight line basis such that an additional 5% of the Missed Performance Units and 5% of the Performance Units that are not Eligible Performance Units will become Vested Units for each 1% that actual cumulative EBITDA for such immediately prior Measurement Year exceeds 90% of the cumulative EBITDA target for such immediately prior Measurement Year.

        (b)   In the event the Employee ceases to be employed by the Company or any of its subsidiaries on a full-time basis for any reason, then (i) all Employee Units shall cease vesting effective as of the date upon which the Employee ceases to be so employed (the "Termination Date"), (ii) a fraction of the Non Performance-Based Units that otherwise would become Vested Units at the end of the Measurement Year in which such termination occurs will become Vested Units, the numerator of which fraction shall equal the number of whole months during such year (or, in the case of such termination prior to February 28, 2005, the number of whole months since the date of this Agreement) that the Employee remained employed by the Company and the denominator of which shall be twelve (12), and, (iii) in the event that the Company achieves the EBITDA target with respect to the Measurement Year in which such termination occurs, then the Eligible Performance Units with respect to such year multiplied by a fraction, the numerator of which shall equal the number of whole months during such year that the Employee remained employed with the Company and the denominator of which is 12, shall become Vested Units as of the next Measurement Date.

        (c)   Notwithstanding the vesting terms set forth in clause (a) above, if the Employee remains employed on a full-time basis with the Company or any of its subsidiaries from the Effective Date through the eighth anniversary of the Effective Date, all Performance Units that have not previously vested shall automatically and immediately vest on the eighth anniversary of the Effective Date.

3.    Repurchase or Forfeiture of Units.

        (a)   In the event that the Employee ceases to be employed by the Company or any of its subsidiaries on a full-time basis for any reason, then all Employee Units (whether held by the Employee or by one or more of the Employee's transferees) which as of the date of termination:

          (i)    have not vested pursuant to Section 2 hereof, will be forfeited and returned to the Company;

          (ii)   have vested pursuant to Section 2 hereof, will be subject to repurchase by the Company, at its option (the "Repurchase Option"), for Fair Market Value.

        (b)   In the event of a Change of Control, then all Performance Units (whether held by the Employee or by one or more of the Employee's transferees) which, as of the date of such Change of Control, have not become Vested Units pursuant to Section 2, will be forfeited and returned to the Company.

        (c)   The Repurchase Option shall be exercised by the Company, or its designee, from time to time, by delivering to the Employee a written notice of exercise and a check in the amount of the Fair Market Value. Upon delivery of such notice and payment of the purchase price as described above (or automatically upon any forfeiture of units pursuant to Section 3(a) or 3(b)), the Company, or its designee, shall become the legal and beneficial owner of the Employee Units being repurchased and all rights and interest therein or related thereto, and the Company, or its designee, shall have the right to transfer to its own name the number of Employee Units being repurchased without further action by the Employee or any of his or her transferees. If the Company or its designee elect to exercise the Repurchase Option pursuant to this Section 3 and the Employee or his or her transferee fails to deliver the Employee Units in accordance with the terms hereof, the Company, or its designee, may, at its option, in addition to all other remedies it may have, deposit the purchase price in an escrow account administered by an independent third party (to be held for the benefit of and payment over to the Employee or his or her transferee in accordance herewith), whereupon (or, in any case, upon any forfeiture of units pursuant to this Section 3) the Company shall by written notice to the Employee cancel on its books the certificates(s) representing such Employee Units registered in the name of the Employee and all of the Employee's or his or her transferee's right, title, and interest in and to such Employee Units shall terminate in all respects.

        (d)   Notwithstanding the foregoing, if at any time the Company elects to repurchase any Class B Common Units pursuant to the Repurchase Option, the Company shall pay the purchase price for the Class B Common Units it purchases (i) first, by offsetting indebtedness, if any, owing from such Employee to the Company and (ii) then, by the Company's delivery of cash for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Class B Common Units so purchased, duly endorsed; provided that, (x) if any such cash payment at the time such payment is required to be made would result (A) in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its subsidiaries or any of its or their property or (B) after giving effect thereto, in a Financing Default, or (y) if the Board determines in good faith that immediately prior to such purchase there shall exist a Financing Default which prohibits such purchase ((x) and (y) collectively the "Cash Deferral Conditions"), the portion of the cash payment so affected may be made by the Company's delivery of a promissory note or senior preferred units of the Company with a liquidation preference equal to the balance of the purchase price. The promissory note or senior preferred units shall accrue interest or yield, as the case may be, annually at the "prime rate" published in The Wall Street Journal on the date of issuance, which interest or yield, as the case may be, shall be payable at maturity. The value of each such senior preferred unit shall as of its issuance be deemed to equal (A) the portion of the cash payment paid by the issuance of such preferred units divided by (B) the number of senior preferred units so issued. Any senior preferred units or the promissory note shall be redeemed or payable when and to the extent the Cash Deferral Condition which prompted their issuance no longer exists.

        (e)   In the event that Employee Units are repurchased or forfeited pursuant to this Section 3, the Employee and his or her successors, assigns or Representatives shall take (at the Company's expense) all steps necessary and desirable to obtain all required third-party, governmental and regulatory consents and approvals and take all other actions necessary and desirable to facilitate consummation of such repurchase in a timely manner.

4.    Legend.

        The certificates representing the Employee Units will bear the following legend:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE, REPURCHASE RIGHTS AND CERTAIN OTHER AGREEMENTS SET FORTH IN A RESTRICTED UNIT AGREEMENT DATED AS OF AUGUST 5, 2004,

  BETWEEN THE COMPANY AND THE OTHER SIGNATORY THERETO. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

          THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER OF SUCH SECURITIES IN RESPECT OF THE ELECTION OF DIRECTORS ARE SUBJECT TO A SECURITYHOLDERS' AGREEMENT DATED AUGUST 5, 2004 AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS EQUITY INTERESTS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS."

5.    Restrictions on Transfer, Conversion and Voting.

        (a)   The Company and the Employee acknowledge and agree that the Employee Units are subject to and restricted by the Securityholders' Agreement. Notwithstanding anything to the contrary contained in the Securityholders' Agreement, no Employee Units that have not become Vested Units pursuant to Section 2 hereof may be transferred to any Person and no Employee Units that are Vested Units may be transferred to any Person who is not an Affiliate of the Employee. The Vested Units may be transferred by will or the laws of descent and distribution.

        (b)   Prior to any Transfer, the transferee shall agree, by execution of a Joinder Agreement, to be bound by this Agreement as holder of Employee Units and by the Securityholders' Agreement. Any Transfer or attempted Transfer of any Employee Units in violation of the preceding sentence shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Employee Units as the owner of such units for any purpose.

        (c)   The Employee agrees that so long as the Employee owns Employee Units which have not become Vested Units pursuant to Section 2 hereof, the Employee shall be obligated to vote all of his, her or its Employee Units which have not become Vested Units pursuant to Section 2 hereof in the same manner and proportions as the votes cast by the holders of a majority of the Company's voting equity interests not subject to such repurchase rights. If the Employee fails or refuses to vote his, her or its Employee Units which have not become Vested Units pursuant to Section 2 hereof as required by, or votes his, her or its Employee Units which have not become Vested Units pursuant to Section 2 hereof in contravention of this Section 5(c), then the Employee hereby grants to each of the President and Treasurer of the Company, acting solely in his or her capacity as such, an irrevocable proxy, coupled with an interest, to vote such units in accordance with Section 5(c).

6.    Restricted Activities.

        (a)   The Employee acknowledges and agrees that the Company is engaged in a highly competitive business and that the success of the Company's business in the marketplace depends upon its goodwill and reputation for quality and dependability.

        (b)   The Employee further acknowledges and agrees that (i) reasonable limits may be placed on the Employee's ability to compete against the Company and its Affiliates as provided herein to the extent that they protect and preserve the legitimate business interests and goodwill of the Company and/or its Affiliates and (ii) such limits are (A) in consideration for and as an inducement for, among other things, the receipt of the units, (B) the result of arms-length negotiations between the parties, (C) reasonable in scope and duration, and (D) necessary to protect the legitimate business interests of the Company and its Affiliates. In addition, the Employee acknowledges (1) that the business of the Company and its Affiliates is international in scope and without geographical limitation and (2) notwithstanding the state of incorporation or formation or principal office or location of the Company or any of its Affiliates, or any of their respective executives or employees (including the Employee), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the United States and the world.

        (c)   The Employee acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon by the Employee by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of Proprietary Information, whether now existing or to be developed in the future. The Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

        (d)   Having acknowledged the foregoing, the Employee covenants and agrees with the Company as follows:

        6.1    Proprietary Information.

          (a)   In the course of service to the Company, the Employee will have access to confidential information regarding the organization, business and finances of the Company and its Affiliates, including products, services, designs, methods, techniques, systems, specifications, know-how, strategic or technical data, marketing research data, product research and development data, sales techniques, confidential customer lists and information, sources of supply and trade secrets, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its Affiliates. Such information shall hereinafter be called "Proprietary Information" and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its Affiliates as to which the Employee may have access, whether conceived or developed by others or by the Employee alone or with others during the period of service to the Company, whether or not conceived or developed during regular working hours. Proprietary Information shall not include any records, data or information which are (i) in the public domain during or after the Employee's term of employment provided the same are not in the public domain as a consequence of disclosure directly or indirectly by the Employee in violation of this Agreement, (ii) required to be disclosed by law, or (iii) reasonably required to be disclosed in defending any suit, proceeding or investigation to which the Employee is a party.

          (b)   The Employee agrees that Proprietary Information is of critical importance to the Company and a violation of this Section 6.1(b) would seriously and irreparably impair and damage the Company's business. The Employee agrees that he shall keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Company.

          (c)   The Employee shall not during the Employee's term of employment or at any time thereafter: (i) disclose, directly or indirectly, any Proprietary Information to any person, other than any person who, in the reasonable judgment of the Employee, needs to know such Proprietary Information or such other persons to whom the Employee has been specifically instructed to make disclosure by the Board of Managers and in all such cases only to the extent required in the course of the Employee's service to the Company; or (ii) use any Proprietary Information, directly or indirectly, for the Employee's own benefit or for the benefit of any person or entity other than the Company.

          (d)   The Employee agrees to assign and transfer to the Company or its designee, without any separate remuneration or compensation, his entire right, title and interest in and to all Inventions in the Field (as defined below), together with all United States and foreign rights with respect thereto, and, at the Company's expense, to execute and deliver all appropriate patent and copyright applications for securing United States and foreign patents and copyrights on Inventions in the Field and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents and copyrights with respect thereto in the Company, and to assist the Company in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications or copyrights. For the purposes of this Agreement, the words "Inventions in the Field" shall include any discovery, process, design, development, improvement, application, technique, or invention, whether patentable or copyrightable or not and whether reduced to practice or not, conceived, created, discovered, invented or made by the Employee, individually or jointly with others (whether on or off the Company's premises or during or after normal working hours), while in the employ of the Company or any of its affiliated companies, and which was or is directly or indirectly related to the business of the Company or any of its affiliated companies or suppliers or customers, or which resulted or results from any work performed by, or use of any Documents, Property or other personal property of the Company (whether tangible or intangible and whether owned, leased or contracted for) by, any executive, employee or agent of the Company or any of its affiliated companies.

        6.2    Protection of Documents.    All (i) notes, memoranda, reports, lists, letters, documents, records, specifications, software programs, software code, data, tapes and other media of every kind, form and description relating to or within the scope of the business of the Company or any of its Affiliates and any copies, in whole or in part, thereof (collectively, the "Documents"), whether or not prepared by the Employee, and (ii) all computers, cellular telephones, pagers, credit and/or calling cards, keys, access cards or other personal property of or relating to the Company or any of its Affiliates (collectively, the "Property") shall be the sole and exclusive property of the Company. The Employee shall safeguard all Documents and Property and shall surrender to the Company within five (5) days of the date of termination of the Employee, or at such earlier time or times as the Board of Managers or its designee may specify, all Documents and Property then in the Employee's possession or control; provided, however, that the Employee may retain a copy of any personnel-related materials relating to his or her employment with the Company, including, but not limited to, this Agreement, any compensation or benefit plan or program, or any awards or evidence of participation in such plans or programs, or any other communications to or from the Company related to Employee's employment. During the Employee's term of employment, the Employee shall not make, use or permit to be used any Documents or Property otherwise than for the benefit of the Company. After the Employee's term of employment, the Employee shall not use or permit others to use any Documents or Property. This Section 6.2 and Section 6.1 shall not be construed to unreasonably restrict the Employee's ability to disclose Proprietary Information in an arbitration or court proceeding regarding the assertion of, or defense against, any claim of breach of this Agreement.

        6.3    Non-Competition.    During the Non-Competition Period (as defined below), the Employee will not and will not permit any of his Affiliates to anywhere in the Territory (as defined below) engage or participate in, directly or indirectly, alone or as principal, agent, employee, employer, consultant, investor or partner of, or assist in the management of, or provide advisory or other services to, or own any stock or any other ownership interest in, or make any financial investment in, any business or entity which is Competitive with the Company (as defined below); provided, however, that the ownership of not more than two percent (2%) of the outstanding securities of any class of securities listed on a national exchange or inter-dealer quotation system shall not constitute a violation of this Section 6.3. For purposes of this Agreement, a business or entity shall be considered "Competitive with the Company" as of any point in time during the Non-Competition Period if it competes with (A) the products then marketed or sold by the Company and/or any of its Affiliates and as such products may be improved and/or modified, (B) the services then marketed, sold or provided by the Company and/or any of its Affiliates and as such services may be improved and/or modified or (C) the products and/or services that the Company and/or any of its Affiliates is then actively developing, designing, marketing, producing or supplying in the future including, without limitation, the business of providing financial products or services, including those involving or related to exchange-traded derivatives, managed futures, prime brokerage services, fixed income securities, foreign exchange, equities, over-the-counter derivatives and asset management of structured products related to the Company's core business. For purposes of this Agreement, the "Non-Competition Period" shall mean the period commencing on the date of this Agreement and ending eighteen (18) months after the date of termination of the Employee's employment with the Company. For purposes of this Agreement, "Territory" shall mean the States of New York and Illinois and every other State or foreign country where the Company and/or any of its Affiliates maintains employees, owns or leases property or otherwise conducts business during the Non-Competition Period.

        6.4    Non-Solicitation and No-Hire Restrictions.    During the Non-Competition Period, the Employee will not and will not permit any of his Affiliates (i) solicit, or attempt to solicit any officer, director, consultant or executive of the Company or any of its Affiliates (each such individual, a "Company Affiliate") to leave his or her engagement with the Company or such Affiliate, (ii) hire any Company Affiliate or (iii) call upon, solicit, divert or attempt to solicit or divert from the Company or any of its Affiliates any of their customers or suppliers or potential or prospective customers or suppliers of whom the Employee was aware were potential customers prior to or during the Employee's term of employment in any manner that harms or interferes with such person's relationship with the Company; provided, however, that nothing in this Section 6.4 shall be deemed to prohibit the Employee from calling upon or soliciting a customer or supplier of the Company or any Affiliate during the Non-Competition Period if such action relates solely to a business which is not Competitive with the Company; provided, further, that nothing in this Section 6.4 shall be deemed to prohibit the Employee from (A) soliciting or hiring any Company Affiliate if such Company Affiliate is a member of the Employee's immediate family; (B) placing advertisements in newspapers or other media of general circulation advertising employment opportunities; and (C) hiring any Company Affiliate who responds to such advertisements without any prior notice thereof by the Employee; provided that such Company Affiliate was not otherwise solicited by the Employee or any of his Affiliates in violation of this Agreement.

        6.5    No Disparagement.    Each of the Company and the Employee covenants and agrees that during the Non-Competition Period, such party will not, directly or indirectly, either in writing or by any other medium, make any disparaging, derogatory or negative statement, comment or remark about the other party or any of its Affiliates, or Thomas H. Lee Partners or any of its Affiliates, or any of their respective officers, directors, employees, Affiliates, subsidiaries, successors and assigns, as the case may be; provided, however, that either party may make such statements, comments or remarks as are necessary to comply with law.

        6.6    Further Assurances.    The Employee will not circumvent the purpose of any restriction contained in this Section 6 by engaging in business outside the Territory through remote means such as telephone, correspondence or computerized communication.

7.    Definitions.

        The following terms shall have the meanings ascribed below:

          "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person or, with respect to any individual, such individual's spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual's spouse and/or such individual's descendants.

          "Board" means the Board of Managers of the Company.

          "Change of Control" shall mean the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other party or parties, other than an Affiliate of THL or an Affiliate of Phillip Bennett, on an arm's-length basis, pursuant to which (a) a party or group (as defined under Rule 13d under the Securities Exchange Act of 1934, as amended) who is not a unitholder of the Company on the Effective Date, acquires, directly or indirectly (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise), more than 50% of the voting power of the Company or otherwise becomes entitled to designate a majority of the members of the Company's Board of Managers, or (b) such party or parties, directly or indirectly, acquire assets constituting all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis.

          "Class A Common Units" means the Company's Class A Common Units.

          "Class B Common Units" has the meaning set forth in Section 1(a) hereof.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Credit Agreement" shall mean the Credit Agreement made as of August 5, 2004, between Refco Finance Holdings LLC, a Delaware limited liability company, Refco Group Ltd., LLC, a Delaware limited liability company, each lender from time to time party thereto, Banc of America Securities LLC, Credit Suisse First Boston, acting through its Cayman Islands Branch, and Deutsche Bank Securities Inc., as co-lead arrangers and joint book running managers, Credit Suisse First Boston, acting through its Cayman Islands Branch, as Syndication Agent, Deutsche Bank Securities Inc., as Documentation Agent, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, as may be amended, supplemented or otherwise modified in accordance with its terms.

          "EBITDA" has the meaning set forth in the Securityholders' Agreement.

          "Employee Units" has the meaning set forth in Section 1(a) hereof. The Employee Units will continue to be Employee Units in the hands of any holder other than the Employee (except for the Company and except for transferees in a public sale) and, except as otherwise provided herein, each such other holder of the Employee Units will succeed to all rights and obligations attributable to the Employee as a holder of the Employee Units hereunder. The Employee Units will also include equity interests of the Company issued with respect to the Employee Units by way of an equity split, dividend of equity or other recapitalization.

          "Fair Market Value" shall be determined by the Board based on methods consistently applied in good faith. Upon such determination, the Company shall promptly provide the Employee with notice of the Fair Market Value so determined (the "Board Notice").

          "Financing Default" means any event of default or breach under the Credit Agreement.

          "Measurement Date" shall mean, for any Measurement Year, the date following the end of such Measurement Year upon which the Company shall have received its audited financial statements for such Measurement Year, beginning with the Measurement Year ending February 28, 2005.

          "Person" shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Representative" means, with respect to the deceased Employee, the duly appointed, qualified and acting personal representative (or personal representatives collectively) of the estate of the deceased Employee (or portion of such estate that includes Employee Units), whether such personal representative holds the position of executor, administrator or other similar position qualified to act on behalf of such estate.

          "Securities Act" means the Securities Act of 1933, as amended, or any successor federal law then in force.

          "Securityholders' Agreement" means the Securityholders' Agreement dated August 5, 2004 between the Company and certain securityholders of the Company, as amended, modified or supplemented from time to time.

          "THL" means Thomas H. Lee Equity Fund V, L.P., a Delaware limited partnership, and its Affiliates.

          "Transfer" means the sale, transfer, assignment, pledge or other disposal (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) of any Employee Units.

8.    General Provisions.

        (a)    Severability.    The parties agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any other clauses of this Agreement. If any one or more provisions of this Agreement is held to be invalid or unenforceable for any reason, including due to being overbroad in scope activity, subject or otherwise: (i) this Agreement shall be considered divisible; (ii) such provision shall be deemed inoperative to the extent it is deemed invalid or unenforceable; and (iii) in all other respects this Agreement shall remain full force and effect; provided, however, that if any such provision maybe made valid or enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be valid and/or enforceable to the maximum extent permitted by applicable law.

        (b)    Entire Agreement.    This Agreement and the Securityholders Agreement constitute the entire agreement and understanding of the parties hereto concerning the subject matter hereof and from and after the date of this Agreement, this Agreement shall supersede any other prior negotiations, discussions, writings, agreements or understandings, both written and oral, between the parties with respect to such subject matter.

        (c)    Counterparts.    This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

        (d)    Successors and Assigns.

          (i)    This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee. This Agreement shall inure to the benefit of and shall be enforceable by the Employee and the Employee's legal representatives.

          (ii)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (iii)  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

        (e)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

        (f)    Remedies.    Each of the parties to this Agreement and any such Person granted rights hereunder whether or not such Person is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs (including reasonable attorney's fees) for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party and any such Person granted rights hereunder whether or not such Person is a signatory hereto may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.

        (g)    Amendment and Waiver.    The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Employee and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

        (h)    Notices.    Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via facsimile, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via facsimile, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

        If to the Company, to:

  New Refco Group Ltd., LLC
  c/o Refco Group Ltd., LLC
  One World Financial Center
  200 Liberty Street
  New York, NY 10281
  Attention: Chief Financial Officer and General Counsel

  With a copy to:

  Thomas H. Lee Partners, L.P.
  100 Federal Street, 35th Floor
  Boston, MA 02110
  Attention: Scott A. Schoen
                    Scott Jaeckel
                    George Taylor

  If to the Employee, to the address set forth underneath the Employee's name on the signature pages hereto.

        (i)    Business Days.    If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company's chief executive office is located, the time period for giving notice or taking action shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

        (j)    Survival of Representations, Warranties and Agreements.    All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement indefinitely.

        (k)    Descriptive Headings.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        (l)    Construction.    Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

        (m)    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

        (n)    Nouns and Pronouns.    Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Restricted Unit Agreement as of the date first written above.

NEW REFCO GROUP LTD, LLC
By:

Name:

Title:

EMPLOYEE:

Santo C. Maggio
Address:	Santo C. Maggio 1825 8th Street So. Naples, FL 34102
Number of Employee Units Received

QuickLinks

  Exhibit 10.15